EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION:
John H. Castle, 517-279-5500

TOM MEYER APPOINTED TO BOARD OF SOUTHERN MICHIGAN BANCORP, INC.

Coldwater, Michigan, December 12, 2008: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) announced the appointment of Tom Meyer to its Board of Directors. "Mr. Meyer's business experience and market knowledge combined with his community commitment and leadership skills make him an asset to our Board," stated John Castle, Chairman and CEO of Southern Michigan Bancorp, Inc. Castle continued, "We are pleased to have Tom join our Board."

Meyer is a life-long resident of the Three Rivers community and a graduate of Three Rivers High School. His business career began as a partner of Meyer Brothers Construction, an underground contracting company. Meyer and his brother purchased Westside Landfill, upgraded the facility, and eventually sold it to Waste Management after 12 years of successful operations. In the early 1990's Meyer formed Meyer Ventures, LLC and began to purchase and renovate downtown Three Rivers buildings and has served as landlord for many start-up and successful area businesses. Along with his brother, Meyer also owns many commercial facilities in and around the Three Rivers area. The most recent project for the Meyer brothers is the continued development of Village Commons, a 36-unit condominium project on the north end of Three Rivers.

Meyer has been active in the community through various committees and boards. He currently serves as Chairman of the Three Rivers Chamber of Commerce, board member of the Three Rivers Downtown Development Authority, board member of the Three Rivers Area Community Foundation, and member of the Three Rivers Rotary Club. He is past board member and Chairman of the Three Rivers Area Hospital Authority Board and has served on the boards of Fabius Township, Camp Wakeshma, and The Carnegie Center for the Arts.

In 2004, Meyer was named "Citizen of the Year" by the Three Rivers Lions Club and also served as Honorary Chair for the 2002 St. Joseph County United Way fundraising campaign.

Southern Michigan Bancorp, Inc. is a two bank holding company; the parent company of Southern Michigan Bank & Trust and FNB Financial of Three Rivers. Its 19 offices throughout southern Michigan provide a broad range of consumer, business and wealth management services throughout the region. For more information, please visit the Southern Michigan Bank & Trust website, www.smb-t.com.